EXHIBIT 5.1

April 21, 2022

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Re: EQT Corporation Registration Statement on Form S-8 Filed on April 21, 2022

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of the offer and sale of an additional 40,000 shares of common stock, no par value (the “Common Stock”) and $1,000,000 of unsecured obligations of the Company to pay deferred compensation in the future to participating members (the “Deferred Compensation Obligations”), which may be issued under the EQT Corporation 2005 Directors’ Deferred Compensation Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that:

1.	the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable; and

2.	that the Deferred Compensation Obligations, when issued by the Company in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law of 1988, as amended.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP